Exhibit 99.2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

SOUTHEAST MISSOURI HOSPITAL ASSOCIATION

D/B/A SOUTHEASTHEALTH

AS PURCHASER,

DEXTER HOSPITAL, LLC

AS SELLER

AND

SUNLINK HEALTH SYSTEMS, INC,

AS GUARANTOR

DATED AS OF OCTOBER 26, 2012

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EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Assignment & Assumption Agreement
Exhibit D	Landlord Consent

SCHEDULES
Schedule 2.3(p)	Excluded Assets
Schedule 3.5	Allocation of Purchase Price
Schedule 4.4(c)	Leased Real Property
Schedule 4.5	Title Exceptions; List of Assets
Schedule 4.7	Financial Statement Exceptions
Schedule 4.8	Certain Changes
Schedule 4.9	Legal Proceedings
Schedule 4.10	Exceptions to Compliance with Law
Schedule 4.11	Licenses
Schedule 4.15	Reimbursement Programs
Schedule 4.16(a)	Medical Staff Disputes
Schedule 4.16(b)	Medical Staff List
Schedule 4.17	Hill-Burton and Other Liens
Schedule 4.19	Assumed Contracts
Schedule 4.20	Tax Exceptions
Schedule 4.21	Officers and Employees
Schedule 4.22	Employee Benefit Plans
Schedule 4.23	Labor Relations
Schedule 4.24	Insurance Policies
Schedule 4.25	Environmental, Health and Safety Matters
Schedule 4.26(a)	Intellectual Property Assets
Schedule 4.26(b)	Infringement
Schedule 4.27	Brokers

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Asset Purchase Agreement

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 26, 2012, is made and entered into by and among SOUTHEAST MISSOURI HOSPITAL ASSOCIATION, d/b/a SoutheastHEALTH, a Missouri not-for-profit corporation (“Purchaser”), DEXTER HOSPITAL, LLC, d/b/a Missouri Southern Healthcare, a Georgia limited liability company (“Seller”) and SUNLINK HEALTH SYSTEMS, INC., an Ohio corporation, solely as guarantor pursuant to Section 11.17 of the indemnity obligations of Seller under Section 10.1 of this Agreement (“Guarantor”). Purchaser and Seller are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Seller leases and operates (a) a 50-bed general acute care hospital located at 1200 N One Mile Road, Dexter, Missouri known as Dexter Hospital and/or Missouri Southern Healthcare (the “Hospital”), (b) Dexter Home Health located at 1300 N One Mile Road, Suite 7, Dexter, Missouri (“Home Health”), (c) the MSH Medical Clinic of Malden, a rural health clinic located at 500 N Douglas Street, Malden, MO 63863 (the “Malden Clinic”), (d) the MSH Family Medical Care, a rural health clinic, located at 115 E Business Hwy 60, Dexter, Missouri (the “Family Clinic”), (e) the MSH Medical Care of Bernie, a rural health clinic located at 810 N Walnut Street, Bernie, MO 63822 (the “Bernie Clinic”), (f) the MSH Bloomfield Family Clinic, a rural health clinic, located at 1003 State Route 25 N, Bloomfield, Missouri (the “Bloomfield Clinic”), (g) The Clinic at Wal-Mart, a rural health clinic located at 2025 W Business Hwy 60, Dexter, Missouri, (the “Wal-Mart Clinic”), and (h) Dexter Internal Medicine Group, Dexter Children’s Clinic, Dexter Surgery Clinic and other physician practices and medical office space located at 1300 N One Mile Road, Suite 1-6, Dexter, Missouri (the “Doctor’s Park”), (the Hospital, collectively with the Home Health, the Malden Clinic, the Family Clinic, the Bernie Clinic, the Bloomfield Clinic, the Clinic at Wal-Mart and the Doctor’s Park, the “Facilities”);

WHEREAS, the Parties desire to enter into this Agreement pursuant to which Seller proposes to sell to Purchaser, and Purchaser proposes to purchase from Seller (the “Acquisition”), certain of the assets used or held for use by Seller in the operation of the Facilities, and Purchaser proposes to assume certain of the liabilities and obligations of Seller; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Acquisition;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each Party hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Exhibit A.

Section 1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Agreement to Purchase and Sell. Subject to the terms and conditions hereof, at the Closing and except as otherwise specifically provided in this Article II, Seller, in consideration of the payment of the Purchase Price in accordance with Sections 3.1 through 3.4, shall grant, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all right, title and interest of Seller in and to (a) the Business and (b) the Assets, free and clear of all Liens, other than Permitted Liens, and Purchaser shall assume the Assumed Liabilities.

Section 2.2 Assets. Except as otherwise expressly set forth in Section 2.3, the Assets shall consist of the following assets, properties and rights of Seller which are related to, necessary for, or used primarily in connection with, the operation or management of the Facilities as of the close of business on the Closing Date:

(a) all right and title of Seller under that certain Lease Agreement between Dexter Community Regional Healthcare Foundation, as lessor, and Seller (f/k/a Dexter Hospital, Inc.), as lessee, dated March 31, 1999 (the “Hospital Lease”);

(b) all inventories of supplies, drugs, food, disposables, consumables, office and other supplies, spare, replacement and component parts, and other inventory property located at or stored at or on behalf of the Facilities that are used or held for use solely in the operation of the Facilities (the “Inventory”);

(c) all fixed assets, equipment, furnishings, computer hardware, vehicles, fixtures and other tangible personal property (including all medical equipment, data processing equipment and related software);

(d) all rights of Seller under the Assumed Contracts;

(e) all Intellectual Property Assets;

(f) all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of Seller granted by vendors or lessors with respect to the Assets which relate to the period from and after the Closing (provided, however, that Seller shall not transfer to Purchaser claims assertable by Seller to recover repair or replacement costs if Seller has already expended the amounts necessary to fund the repair or replacement);

(g) all rights and interests to Seller’s provider agreements with Medicare and Missouri Medicaid programs, including the provider numbers assigned under such programs to the Business (the “Provider Agreements”);

(h) all Licenses related to the Facilities to the extent that they are assignable, including those set forth on Schedule 4.11 (unless otherwise indicated thereon);

(i) all information, files, correspondence, records, data, plans, reports, contracts and recorded knowledge related to the Facilities, including all hospital medical records, patient medical and financial records and files, hospital financial records, medical staff records, customer, supplier, price and mailing lists related to the Facilities, and all accounting or other books and records of Seller related to the Facilities in whatever media retained or stored, including computer programs and disks; and

(j) all goodwill associated with the Assets.

Section 2.3 Excluded Assets. Notwithstanding anything to the contrary set forth herein, the Assets shall not include the following assets, properties and rights of Seller and its Affiliates (collectively, the “Excluded Assets”):

(a) the names SunLink, SunLink Health Systems, SunLink Healthcare and Dexter Hospital and all iterations thereof;

(b) all ownership and other rights with respect to Employee Benefit Plans and any contracts or agreements related thereto;

(c) any permit, approval, license, qualification, registration, certification, authorization or similar right that by its terms or by law is not transferable to Purchaser, including those indicated on Schedule 4.11 as not being transferable;

(d) all accounts and notes receivable, including any accounts or notes receivable from an Affiliate of Seller and any contingent worker’s compensation receivables accruing or relating to any period prior to the Closing, in each case whether billed or unbilled, accrued, recorded or unrecorded, with collection agencies or otherwise;

(e) the charter documents of Seller, minute books, stock ledgers, tax identification numbers, books of account and other constituent records relating to the corporate organization of Seller;

(f) any rights to causes of action, lawsuits, judgments, claims, defenses and demands of any nature available to or being pursued by Seller existing on the Closing Date or arising from Seller’s operations prior to the Closing Date whether or not accrued and whether or not disclosed and all rights and defenses in respect of Excluded Assets or the Excluded Liabilities;

(g) the rights that accrue to Seller under this Agreement and the related documents;

(h) all amounts payable to Seller with respect to third party payors pursuant to claims and cost reports of Seller for services rendered prior to the Closing (including all receivables, claims and settlements made pursuant to the Federal Reimbursement Allowance Program of the State of Missouri (“FRA Program”), Medicare, Medicaid, Blue Cross, and CHAMPUS/TRICARE cost reports filed or to be filed by Seller (or, subsequent to the Closing Date, by Purchaser) for, covering or determined with reference to, periods prior to the Closing Date relating to services rendered up to the Closing), in each case whether billed or unbilled, accrued, recorded or unrecorded, with collection agencies or otherwise;

(i) all deposits, advances, pre-paid expenses and credits existing as of the Closing Date and all rights and defenses in respect of indebtedness and other obligations not assumed by Purchaser hereunder;

(j) any cash, cash equivalents or marketable securities and all rights to any bank accounts of Seller;

(k) all refunds, loss carryforwards, claims and defenses, of whatever nature relating to Taxes (including without limitation any interest or penalties and amounts due state unemployment authorities) or insurance arising during or relating to any period prior to Closing;

(l) all Seller records relating to the Excluded Assets and Excluded Liabilities, as well as all records which by law Seller is required to maintain in its possession;

(m) all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(n) all contracts that do not constitute Assumed Contracts; any

(o) all assets set forth in Schedule 2.3(p).

Section 2.4 Assumption of Assumed Liabilities. In connection with the conveyance of the Assets to Purchaser, effective as of the Closing, Purchaser shall assume the following liabilities and obligations of Seller existing as of such time and arising out of the conduct of the Business prior to the Closing (collectively, the “Assumed Liabilities”):

(a) the obligations of Seller accruing or incurred after the Closing under each Assumed Contract, including without limitation the leases of the Leased Real Property other than the Hospital Lease;

(b) the obligations of Seller in respect of real property taxes, insurance and utilities, which shall be pro-rated as of Closing;

(c) the obligations accruing or incurred after Closing under all Licenses assigned or transferred to Purchaser at Closing;

(d) the obligations accruing or incurred after the Closing under the Provider Agreements; and

(e) the Paid Time Off Obligations in the amount included in the determination of the Purchase Price pursuant to Section 3.1.

Section 2.5 Excluded Liabilities. Seller shall retain and Purchaser shall not assume any liabilities, obligations or commitments of Seller of any nature whatsoever other than the Assumed Liabilities, whether accrued or unaccrued, known or unknown, fixed or contingent, probable or remote, including for the avoidance of doubt any of the Excluded Liabilities. The term “Excluded Liabilities” means liabilities of Seller:

(a) relating to any accounts payable of Seller as of the Closing;

(b) for any indebtedness with respect to borrowed money, including any interest or penalties accrued thereon;

(c) claims made against Seller (i) in any pending or future suit, action, investigation or other legal, governmental or administrative proceeding or (ii) based on violations of law, breach of contract, employment practices or environmental, health and safety matters by Seller or any other failure of Seller to perform any obligation, in each case to the extent, but only to the extent, resulting from or arising out of the operation of the Business prior to the Closing;

(d) with respect to any Excluded Asset;

(e) owed or payable to, or which may be withheld from future payments by, any Governmental Entity, under the Medicare, Medicaid, federal employee health plan, or other federal or state governmental healthcare programs to the extent resulting from incidents, facts or circumstances, including the operation of the Facilities, occurring or arising prior to the Closing, including overpayments, recoupments, retroactive lump sum payment adjustments relating to billings for services rendered prior to the Closing, penalties, interest, amounts payable in settlement of any cost report, penalties and other amounts payable with respect to any violation or alleged violation of the terms and conditions for participation under Medicare, Medicaid or any other governmental program;

(f) owed or payable to, or which may be withheld from future payments by, any third party payors, health maintenance organizations, managed care plans or other similar entities (including overpayments, recoupments, or penalties) to the extent resulting from any incident or event occurring or arising with respect to the operation of the Business prior to the Closing;

(g) under or relating to any Employee Benefit Plan (exclusive of obligations referred to in Section 2.4(f)), whether or not such liability or obligation arises prior to, on or following the Closing Date; or

(h) of Seller arising or incurred in connection with the negotiation, preparation and execution hereof and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of Seller.

Such Excluded Liabilities shall include all claims, actions, litigation and proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

ARTICLE III

PURCHASE PRICE; ADJUSTMENTS; ALLOCATIONS

Section 3.1 Purchase Price. Subject to adjustment pursuant to Section 3.4 and the proration pursuant to Section 3.6, the aggregate amount to be paid for the Assets (the “Purchase Price”) shall be (i) Nine Million Eight Hundred Forty Thousand Dollars ($9,840,000), (ii) plus the Inventory Value and (iii) minus the obligations of Seller for paid time off for each Transferred Employee as of the Effective Time (the “Paid Time Off Obligations”). In addition to the foregoing payment, as consideration for the grant, sale, assignment, transfer and delivery of the Assets, Purchaser shall assume and discharge the Assumed Liabilities.

Section 3.2 Due Diligence Period. Purchaser shall be entitled to conduct its due diligence with respect to the Assets and Business during the Due Diligence Period. On the next Business Day following execution of this Agreement, Purchaser shall deliver to the Escrow Agent the sum of Five Hundred Thousand Dollars ($500,000) (the “Due Diligence Payment”), to be held pursuant to the terms of the Escrow Agreement. The Due Diligence Payment shall be fully earned by Seller, nonrefundable to Purchaser and shall be paid over upon demand to Seller by the Escrow Agent upon any termination of this Agreement unless this Agreement is terminated by Purchaser in accordance with Section 9.1(c) or (e) hereof, in which case the Due Diligence Payment shall be returned to Purchaser. At Closing the Due Diligence Payment shall be paid over to Seller by the Escrow Agent and applied and credited against the Purchase Price. Both Seller and Purchaser shall instruct the Escrow Agent with respect to distribution of the Due Diligence Payment consistent with and in accordance with the terms of this Agreement.

Section 3.3 Payment of Purchase Price.

(a) On the Closing Date, Purchaser shall pay or cause to be paid to Seller or to such third parties as Seller may designate in accordance with Section 3.3(c) an amount equal to the Purchase Price minus (i) the Due Diligence Payment and (ii) the principal balance as of the Closing Date of any capital leases of Seller which are assumed by

Purchaser. On the Closing Date, the escrow Agent shall deliver the Due Diligence Payment to Seller.

(b) All payments required under this Section 3.3 or any other provision hereof shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient(s) at least three (3)  Business Days prior to the applicable payment date.

Section 3.4 Adjustment of Purchase Price.

(a) Prior to and as near as practicable to Closing, Seller shall take a physical inventory which shall be conducted by Seller and observed by Purchaser. In the event such physical inventory is not taken as of the close of business of the day preceding the Closing Date, then the Inventory Value shall be the amount determined by such physical inventory updated by Seller in a manner mutually satisfactory to Seller and the Purchaser, each party acting reasonably and in good faith, to reflect transactions from the date of the taking of such inventory through the Closing.

(b) In the event Purchaser and Seller are unable to resolve any dispute regarding the Inventory Value within fifteen (15) days following notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by an accounting firm of recognized national or regional standing selected by Seller and satisfactory to Purchaser, both acting reasonably and in good faith (such identified accounting firm or, if applicable, the firm so selected, the “Arbitrator”). Such resolution shall be final and binding on the Parties. The Arbitrator shall use commercially reasonable efforts to complete its work within thirty (30) days following its engagement. The expenses of the Arbitrator shall be shared equally by Seller and Purchaser.

Section 3.5 Allocation of Purchase Price. Attached as Schedule 3.5 is an allocation of the Purchase Price, the Assumed Liabilities and other relevant items. The Parties hereto shall make appropriate adjustments to the allocation to reflect any adjustments to the Purchase Price. Purchaser and Seller shall file all Tax Returns on the basis of such allocation.

Section 3.6 Proration of Certain Items. With respect to certain expenses incurred with respect to the Assets in the operation of the Business, the following prorations shall be made between Seller and Purchaser:

(a) Taxes. Real and ad valorem property taxes shall be apportioned at the Closing based upon the amounts set forth in the current tax bills therefor and the number of days in the taxable period prior to (and including) the Closing Date and in the taxable period following the Closing Date.

(b) Utilities. Utilities, water and sewer charges shall be apportioned based upon the number of days occurring prior to (and excluding) the Closing Date and on and following the Closing Date during the billing period for each such charge.

(c) Leased Property. Rentals on Leased Real Property and leased equipment shall be apportioned based upon the number of days occurring prior to (and excluding) the Closing Date and on and following the Closing Date during the billing period for each such rental.

(d) Assumed Contracts. Payment obligations under Assumed Contracts for services shall be apportioned based upon the number of days occurring prior to (and excluding) the Closing Date and on and following the Closing Date during the billing period for each such payment.

Appropriate cash payments by Purchaser or Seller, as the case may require, shall be made hereunder from time to time as soon as practicable after the facts giving rise to the obligation for such payments are known in the amounts necessary to give effect to the allocations provided for in this Section 3.6. If the actual ad valorem tax bills have not been issued for the year or tax period in which the Closing occurs, then such proration shall be based on such ad valorem taxes billed for the prior year or tax period and, after the ad valorem tax bills for the year or tax period of Closing are received by either Purchaser or Seller, Purchaser and Seller shall adjust such proration, and any amount then owing shall be paid within twenty (20)  days of demand by the party entitled thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedules, Seller hereby represents and warrants to Purchaser as follows as of the date hereof and the Closing Date:

Section 4.1 Organization. Seller is a limited liability company duly formed and validly existing under the Laws of the State of Georgia and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified or registered as a foreign limited liability company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration. Seller has heretofore made available to Purchaser true and correct copies of its charter documents as currently in effect.

Section 4.2 Authorization. Seller has the requisite power and authority to execute and deliver this Agreement and the Seller Ancillary Documents and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Documents by Seller and the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been, and the Seller Ancillary Documents shall be as of the Closing Date, duly executed and delivered by Seller and do or shall, as the case may be, constitute the valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Seller Ancillary Documents and the consummation of the transactions contemplated hereby and thereby do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (a) any term or provision of the charter documents of Seller, (b) except as indicated on Schedule 4.19, any Assumed Contract or any other contract, agreement or other instrument to which Seller is a party or by which it or its properties are bound, (c) any judgment, decree or order of any Governmental Entity to which Seller is a party or to Seller’s Knowledge, by which Seller or any of its properties are bound or (d) any Law applicable to Seller or arbitration award to which Seller is a party. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to Seller in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents or the consummation of the transactions contemplated hereby or thereby except any such filings as may be necessary in connection with the transfer of Seller’s Provider Agreements to Purchaser.

Section 4.4 Real Property.

(a) The Hospital Lease constitutes a valid and binding lease of the Hospital in full force and effect.

(b) Other than its leasehold interests in Leased Real Property, Seller does not own any real property.

(c) Schedule 4.4(c) sets forth a true and correct description of the Leased Real Property. Seller has a valid interest or license in the Leased Real Property, and the leases granting Seller such interests or license are valid and binding and in full force and effect.

(d) There is no condemnation, expropriation or similar proceeding pending or, to the Knowledge of Seller, threatened against any of the Leased Real Property or any improvement thereon. The Leased Real Property constitutes all of the real property utilized by Seller in the operation of the Business in accordance with Seller’s current practices.

Section 4.5 Title to Assets; Related Matters. The Assets constitute all of the assets necessary and sufficient to conduct the operations of the Business in substantially the same manner as Seller’s current practices. Except as set forth on Schedule 4.5, Seller has (and shall convey to Purchaser at the Closing) good and valid title to the Assets, free and clear of all Liens except Permitted Liens. To the Knowledge of Seller, the equipment and other items of tangible personal property and assets included in the Assets are generally in good operating condition, ordinary wear and tear excepted, and usable in the regular and ordinary course of business. Except for the leased items that are subject to personal property leases and software, computers and other assets located at the offices Seller’s Affiliates which are used jointly to provide services to Seller and other hospitals, nursing homes and physician clinics owned by Affiliates of Seller and other properties and assets, if any, as set forth on Schedule 4.5, no Person other than Seller has an interest in any properties or assets used or held for use in, or needed to operate, the Business. Schedule 4.5 sets forth a correct list of each item of tangible personal property of Seller as of June 30, 2012 having a book value of more than $5,000 (the “Tangible Asset List”). Since June 30, 2012, no items included on the Tangible Asset List have been removed from the Hospital except in the ordinary course of business in which event a replacement or other asset(s) with a substantially equivalent or greater value than the item removed shall have been substituted therefore.

Section 4.6 Inventory. The Inventory (a) is, in the opinion of the Responsible Officers of Seller, sufficient for the operation of the Business in the ordinary course consistent with past practice, (b) consists of items that are generally good and merchantable within normal trade tolerances, (c) is, in the opinion of the Responsible Officers of Seller, substantially of a quality and quantity presently usable or saleable in the ordinary course of the Business.

Section 4.7 Financial Statements.

(a) Schedule 4.7 contains true, correct and complete copies of the Financial Statements. The Financial Statements have been prepared from, and are in accordance with, the books and records of Seller, which books and records are maintained in accordance with GAAP (except as expressly noted on Schedule 4.7) consistently applied throughout the periods indicated and consistent with the past practice of Seller. Each balance sheet included in the Financial Statements fairly presents the financial position of Seller as of the date of such balance sheet, and each statement of income and cash flows included in the Financial Statements fairly presents the results of operations and changes in cash flows, as the case may be, of Seller for the periods set forth therein, in each case as to balance sheets, statements of income and cash flows, in all material respects in accordance with GAAP (except as to the absence of footnotes and subject to year-end audit adjustments and except as expressly noted therein or on Schedule 4.7) consistently applied during the periods involved. Since June 30, 2012, there has been no material change in any accounting (or tax accounting) policy, practice or procedure of Seller.

(b) The annual average Normalized EBITDA for the Facilities for the Seller’s fiscal years 2009, 2010, 2011 and 2012 was $2,460,000.00. The representation contained in this Section 4.7(b) shall expire and be of no further effect upon the expiration of the Due Diligence Period.

Section 4.8 Absence of Certain Changes. Since June 30, 2012 and except as set forth on Schedule 4.8, there has not been (i) any Material Adverse Effect, (ii) any damage, destruction, loss or casualty to property or assets of Seller (including the Assets) with a value in excess of $50,000, whether or not covered by insurance, or (iii) any action taken of the type described in Section 6.1, that, had such action occurred following the date hereof without Purchaser’s prior approval, would be in violation of such Section 6.1.

Section 4.9 Legal Proceedings. Except as set forth on Schedule 4.9, there is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of Seller, threatened against, relating to or involving Seller, the Business or the Assets before any Governmental Entity, which if determined adversely to Seller would result in a Material Adverse Effect.

Section 4.10 Compliance with Law. Seller is (and has been at all times during the past three (3)  years) in material compliance with applicable Laws (except any non-compliance that has been cured or which would not have a Material Adverse Effect). Except as set forth on Schedule 4.10, Seller is not a party to, or other than judgments, decrees or order of general applicability not relating specifically to Seller, bound by, any order, judgment, decree, injunction or award of any Governmental Entity or arbitration panel.

Section 4.11 Licenses. Schedule 4.11 sets forth a true and correct list of all Licenses held by Seller which are material to the Business. Seller owns or possesses all Licenses that are necessary to enable it to (a) own, occupy and lease the Assets, and (b) operate the Business substantially as presently operated. All such Licenses are valid, binding and in full force and effect, and Seller is not in material default under any such License. Seller has taken all necessary action to maintain each License, except where the failure to so act shall not have an adverse effect on Seller or the Business in any material respect. No loss of any License is threatened or pending (other than by reason of the transfer of the Assets or in the case of non-assignable Licenses expiration upon the end of any term). Seller has previously made available for inspection by Purchaser a true and correct copy of each License. The Hospital is and at the Closing Date will be licensed for an aggregate of fifty (50) acute care hospital beds.

Section 4.12 Certificate of Need. Seller, the Hospital and the Business operate under a valid certificate of need or exemption from certificate of need review and are otherwise in compliance in all material respects with the certificate of need laws. Seller has taken no action that, in the opinion of the Responsible Officers of Seller, has or is likely to subject Seller, Purchaser, the Facilities, the Assets or the Business or any of their services or equipment to certificate of need review or to penalties or enforcement action under the certificate of need Law.

Section 4.13 Accreditation. Seller has previously delivered or made available to Purchaser true and correct copies of the most recent state licensing reports and lists of deficiencies, if any, with respect to the Facilities.

Section 4.14 Regulatory Compliance.

(a) To the Knowledge of Seller, the Business has been conducted and operated in material compliance with, and Seller’s contracts and financial arrangements with physicians and other referral sources (including ownership interests and compensation relationships between the Business and physicians as defined in 42 U.S.C. § 1395nn and regulations adopted pursuant thereto) are in material compliance with: (i) the federal statutes regarding kickbacks and health professional self-referrals in connection with federal and state health care programs, 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn and 42 U.S.C. § 1396b, and the regulations promulgated pursuant to such statutes; (ii) 42 U.S.C. § 1320a-7a(b) regarding payments to induce reduction or limitation of services; and (iii) any state and local statutes and regulations regarding kickbacks and health professional self-referrals.

(b) To the Knowledge of Seller, Seller and the Business are in material compliance with all applicable Healthcare Information Laws.

Section 4.15 Reimbursement Programs.

(a) Seller, the Facilities and all Employed Physicians are duly certified to participate in, and have provider agreements for participation in, the Medicare and Medicaid programs. Seller and the Facilities are in material compliance with all of the material terms, conditions and provisions of such contracts, as well as state and federal laws related thereto except where any failure to be in compliance would not have a Material Adverse Effect. Copies of any notices of termination of Seller’s or the Facilities’ participation in the Medicare or Medicaid program, and Seller’s or the Facilities’ Statement of Deficiencies and Plan of Correction, if any, for the past three (3) years, have previously been provided or made available to Purchaser.

(b) All cost reports for the Facilities and all home office cost reports required to be filed by Seller or any of its Affiliates under the Medicare, Medicaid or other programs or any other applicable governmental or private provider regulations have been, or by the respective due date will be, prepared and filed in accordance with applicable laws, rules and regulations, except where the failure to so file would not have a Material Adverse Effect, and Seller has paid or made provisions to pay all Notices of Program Reimbursement received from the Medicare and Medicaid programs, tentative settlements and other adjustments for the Facilities for periods ended prior to the Closing Date. With respect to any cost reports for the Facilities which remain to be filed or settled with respect to periods on or prior to the Closing: (i) each has been or will be timely filed by Seller by the due date, (ii) each is or will be complete and accurate in all material respects for the periods indicated, and (iii) all liabilities associated with such filings have been or will be paid in full by Seller. All material liabilities and contractual adjustments of the Business under any third party payor or reimbursement programs have, in the opinion of the Responsible Officers of Seller, been properly reflected and adequately reserved for in the Financial Statements.

(c) To the Knowledge of Seller, Seller has not claimed or received reimbursements from the Medicare program, the Medicaid program (including any advances or pre-payments from the Missouri Medicaid program), TRICARE/ CHAMPUS, or any other governmental health benefit program in connection with the operation of the Business materially in excess of the amounts permitted by law, except as and to the extent that liability for such overpayment has already been satisfied in full. Seller has not claimed or received reimbursements from any private insurer, health maintenance organization, employer, or other payor in connection with the operation of the Business materially in excess of the amounts permitted by the applicable benefit plan or any applicable contract of Seller with any such payor, except as to the extent that liability for such overpayment has already been satisfied in full.

(d) Except as set forth in Schedule 4.15, no notice of overpayment, false claims, civil money penalties, or any offsets or recoupments against future reimbursement has been received by Seller in connection with the operation of the Business nor, to the Knowledge of Seller, is there any basis therefor. Except as set forth in Schedule 4.15, to Seller’s Knowledge, there are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to reopen or open cost reports in connection with the operation of the Facilities with respect to the Medicare, Medicaid, or other federal or state governmental health care programs. The Facilities have not been subject to or, to the Knowledge of Seller, threatened with loss of waiver of liability for utilization review denials with respect to any governmental health benefit programs during the past three (3) years. Except as set forth in Schedule 4.15, Seller has not received notice of any pending, threatened or possible decertification or other loss of participation in Medicare, Medicaid or any other governmental health program. Other than regularly scheduled reviews or surveys, no validation review, complaint review, peer review or program integrity review related to the Business has been conducted, scheduled, demanded or requested by any entity, commission, board or agency in connection with Medicare, Medicaid or other governmental health benefit program, and to the Knowledge of Seller, no such reviews are threatened against or affecting Seller or the Business.

(e) Seller has not received notice of any violation of federal or state fraud and abuse or self-referral laws, or any investigation or claim of such violation on the part of Seller in connection with the Business. To the Knowledge of Seller, neither Seller nor any manager, governing body member, officer or employee of Seller, nor any other Person acting on behalf of Seller, acting alone or together, are or have been in material violation of the federal false claims and false statements statutes (31 U.S.C. § 3729 18 U.S.C. § 287, 18 U.S.C. § 1001), the federal health care fraud statute (18 U.S.C. § 1387), or related state or local statutes and regulations.

(f) Neither Seller or the Business, or, to the Knowledge of Seller, any member of the governing body, officer, employee or agent of Seller or the Business, nor any member of the medical staff of the Facilities, (i) is or has been suspended, excluded, or otherwise terminated from participation in Medicare, Medicaid, CHAMPUS/TRICARE, or any other federal or state governmental health benefit program; (ii) has been convicted in a court of competent jurisdiction for any offense or has been adjudicated to have liability for a civil monetary penalty which, in either case, would allow or require the exclusion of Seller from participating in federal healthcare programs or the Medicaid program.

Section 4.16 Medical Staff. Seller has previously delivered or made available to Purchaser a true and correct copy of medical staff privilege and membership application forms, delineation of privilege forms, all current medical staff bylaws, rules and regulations and amendments thereto, all credentials and appeals procedures not incorporated therein, and all contracts with physicians, physician groups, or other members of the medical staff of the Facilities. With regard to the medical staff of the Facilities, to Seller’s Knowledge, there are no pending or threatened appeals, challenges, disciplinary or corrective actions, or disputes involving applicants, staff members, or allied health professionals except as set forth in Schedule 4.16(a). Schedule 4.16(b) sets forth a true and correct list of the name of each member of the medical staff of the Facilities as of October 1, 2012.

Section 4.17 Hill-Burton and Other Liens.

(a) Except as set forth on Schedule 4.17, neither Seller nor, to the Knowledge of Seller, the Facilities, have received any loans, grants or loan guarantees pursuant to the United States Hill-Burton Act (42 U.S.C. 291a, et seq.) program, the Health Professions Educational Assistance Act, the Nurse Training Act, the National Health Pharmacy and Resources Development Act or the Community Mental Health Centers Act. All of the obligations set forth on Schedule 4.17 have been fully satisfied. The transactions contemplated hereby will not result in any obligation of Purchaser to repay any such loan, grant or loan guarantee or to provide uncompensated care in consideration thereof.

(b) None of the Assets are subject to any liability in respect of amounts received by Seller or, to Seller’s Knowledge, others for the purchase or improvement of the Assets or any part thereof under restricted or conditioned grants or donations, including monies received under the Public Health Service Act, 42 U.S.C. §291, et seq.

Section 4.18 No Experimental Procedures. During the past five (5) years Seller has not performed or permitted the performance of any Experimental Procedures involving patients in the Facilities. No institutional review board operates or has operated at the Facilities.

Section 4.19 Assumed Contracts. Schedule 4.19 sets forth a true and correct list of the following contracts related to the Business (other than the Employment Agreements set forth on Schedule 4.21 and Employee Benefit Plans set forth on Schedule 4.22) to the extent such contracts are or are proposed to be Assumed Contracts:

(a) all leases relating to the Leased Real Property or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) involving an annual commitment or payment of more than $50,000 individually by Seller;

(b) all contracts and agreements with third party payors, health maintenance organizations, managed care plans or other similar entities;

(c) all provider or similar agreements with Medicare, Medicaid or any other federal or state healthcare program;

(d) all contracts and agreements providing for the transfer of patients to or from the Facilities;

(e) all contracts and agreements providing for the affiliation of the Facilities with any educational or similar institution;

(f) all contracts and agreements with physicians or other Persons referring patients to the Business;

(g) all contracts and agreements relating to the Facilities’ or, to the Knowledge of Seller, any Employed Physician’s participation in any network of healthcare providers;

(h) all contracts and agreements that limit or restrict Seller or any officers or key employees of Seller from engaging in any business in any jurisdiction;

(i) all contracts and agreements for capital expenditures or the acquisition or construction of fixed assets requiring the payment by Seller of an amount in excess of $50,000;

(j) all contracts and agreements for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(k) all joint venture or partnership contracts and all other contracts providing for the sharing of any profits;

(l) all contracts for the provision of goods or services by or to Seller involving future payments, performance of services or goods in an amount or value in excess of $50,000;

(m) all settlement agreements;

(n) all outstanding powers of attorney empowering any Person to act on behalf of Seller; and

(o) all existing contracts and commitments (other than those described in subsections (a) through (t) of this Section 4.19) to which Seller is a party or by which its properties or assets are bound (i) involving an annual commitment or annual payment to or from Seller of more than $50,000 individually or (ii) that is material to the Business, individually or in the aggregate.

True and correct copies of all Assumed Contracts have been made available to Purchaser. The Assumed Contracts are legal, valid and binding upon Seller and, to the Knowledge of Seller, each other party to such Assumed Contracts. There is no existing material default or material breach of or by Seller under any Assumed Contract and, to the Knowledge of Seller, there is no such material default (or event or condition that, with notice or lapse of time or both, would constitute a material default or breach) of or by any third party to any Assumed Contract. Schedule 4.19 identifies with an asterisk each Assumed Contract set forth therein that Seller believes requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby, including the assignment of such Assumed Contract to Purchaser.

Section 4.20 Tax Returns; Taxes. Except as otherwise disclosed on Schedule 4.20: (i) all Tax Returns due to have been filed by Seller through the date hereof in accordance with all applicable Laws have been duly filed; (ii) all Taxes shown due on any Tax Return for which Seller has liability have been paid in full or are accrued as liabilities for Taxes on the books and records of Seller; (iii) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed by Seller; (iv) all deficiencies asserted and due as a result of any examination of a Tax Return of Seller have been paid in full or accrued on the books of Seller; (v) no claims have been asserted and, to the Knowledge of Seller, no proposals or deficiencies for any Taxes of Seller are being asserted, proposed or threatened, and no audit or investigation of any Tax Return of Seller is currently underway, pending, or, to the Knowledge of Seller, threatened; (vi) Seller has withheld and paid the Taxes required to have been paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder thereof or other third party; (vii) there are no outstanding waivers or agreements by Seller for the extension of time for the assessment of any Taxes or deficiency thereof; and (viii) there are no Liens for Taxes with respect to the Assets other than Liens for Taxes that are not yet due and payable, and no such Liens are pending or, to Seller’s Knowledge, threatened.

Section 4.21 Officers; Employees. Schedule 4.21 contains a true and correct list of the officers and employees of Seller as of the date hereof, specifying their position, status, salary or wages, date of birth, date of hire, work location, length and hours of service, respectively, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any written Employment Agreement. Except as set forth on Schedule 4.21, Seller is not a party to or bound by any Employment Agreement. Seller has provided or made available to Purchaser true and correct copies of each such Employment Agreement.

Section 4.22 Employee Benefit Plans. Schedule 4.22 contains a list of each Employee Benefit Plan currently sponsored, maintained or contributed to by Seller or for the benefit of Seller which relate to the Facilities. Neither Seller nor any Affiliate of Seller has taken any action, or omitted to take any action, with respect to the Employee Benefit Plans which reasonably would be expected to result in a Lien on any of the Purchased Assets.

Section 4.23 Labor Relations. Except as set forth on Schedule 4.23: (a) no employee of Seller is currently, or within the last three (3) years has been, represented by any labor union or other labor organization in respect of the Seller; (b) there is no representation election petition involving Seller pending or, to the Knowledge of Seller, threatened before the NLRB or any other labor relations board; (c) there is no labor strike, dispute, slowdown, stoppage or other “concerted action” actually pending or, to the Knowledge of Seller, threatened against or involving Seller; (d) there is no grievance or arbitration pending or, to the Knowledge of Seller, threatened against Seller; (e) Seller has not taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of WARN or otherwise trigger notice requirements or liability under any federal, local, state, or foreign plant closing notice or collective dismissal law; (f) no claim, complaint, charge, or investigation has been filed or is currently pending or threatened against Seller under any Labor Law; (g) no workers’ compensation or retaliation claim, complaint, charge or investigation has been filed or is pending against Seller; (h) no wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between Seller and any of its employees has been filed or is pending or, to the Knowledge of Seller, threatened against Seller under any applicable Law; (i) Seller has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims; and (j) Seller is in compliance with applicable Labor Laws in all material respects.

Section 4.24 Insurance Policies. Schedule 4.24 contains a list of the insurance policies carried by or for the benefit of Seller (other than those related to any Employee Benefit Plans), specifying the insurer and the amount of and nature of coverage. Such insurance policies are in full force and effect and shall be maintained by Seller in full force and effect through the Closing Date.

Section 4.25 Environmental, Health and Safety Matters. Except as set forth on Schedule 4.25:

(a) Seller possesses the permits required for the operation of the Facilities under applicable Environmental Laws, all such permits are in full force and effect, all renewal applications due for such permits have been timely filed, and the Facilities are in material compliance with such permits. Seller is in material compliance with applicable Environmental Laws, or any notice or demand letter issued thereunder;

(b) Seller has not received notice of actual or threatened liability under CERCLA or any similar foreign, state or local Law from any Governmental Entity or any third party and, to the Knowledge of Seller, there is no fact or circumstance that constitutes a reasonable basis for the assertion of a valid claim against Seller under any Environmental Law, including CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location;

(c) Seller has not entered into or agreed to enter into any consent decree or order, and Seller is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Law;

(d) Seller has not been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws either now or any time during the past five (5) years;

(e) To the Knowledge of Seller, no improvement or equipment included in the Assets contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers on or under any Asset, including without limitation the Leased Real Property;

(f) Seller has not imported, manufactured, stored, used, operated, transported, treated or disposed of, or Released at, on, under or from the Leased Real Property, any Hazardous Material other than in material compliance with applicable Environmental Laws; and

(g) Seller has furnished to Purchaser all written environmental assessments, tests, analyses, reports and audits relating to the Facilities or the Leased Real Property that are in its possession, including without limitation any prior Phase I or Phase II environmental assessments of the Leased Real Property.

Section 4.26 Intellectual Property.

(a) Schedule 4.26(a) contains a list of all Intellectual Property Registrations and Intellectual Property Licenses. Except as set forth in Schedule 4.26(a) or as would not have a Material Adverse Effect, Seller owns or has the right to use all Intellectual Property Assets necessary to conduct the Business as currently conducted.

(b) Except as set forth in Schedule 4.26(b) or as would not have a Material Adverse Effect: (i) Seller’s conduct of the Business as currently conducted does not infringe or violate the Intellectual Property of any Person; and (ii) no Person is infringing or violating any Intellectual Property Assets.

Section 4.27 Brokers, Finders and Investment Bankers. Except as set forth on Schedule 4.27, neither Seller, nor any Affiliate of Seller, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Section 4.28 Disclosure. No representation, warranty or covenant made by Seller in this Agreement nor in any Seller Ancillary Document contains an untrue statement of a material fact.

Section 4.29 Other Information. Purchaser agrees that neither Seller nor any directors, officers, managers, employees, Affiliates, attorneys, accountants, or agents (“Seller’s Agents”) will have or be subject to any liability to Purchaser or any other Person resulting from the provision to Purchaser, or Purchaser’s use of, any information, document, or material made available to Purchaser by Seller in any “data room” (electronic or otherwise), management presentation or any other form in anticipation of the transactions contemplated by this Agreement, other than information, documents, or materials incorporated in or referenced in the representations and warranties contained herein. In connection with Purchaser’s investigation of the Facilities and the Assets, Purchaser may have received from or on behalf of Seller projections, including projected statements of operating revenues and income from operations of the Facilities. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Purchaser shall have no claim against Seller or any Seller’s Agents with respect thereto. Accordingly, Seller makes no representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

Section 4.30 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Assets furnished or made available to Purchaser or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law. Purchaser hereby acknowledges that, prior to the Closing Date, it will have conducted or had the opportunity to conduct its own inspection and investigation of the Facilities and the Assets and except with respect to the representations and warranties of Seller set forth in this Agreement, is purchasing the Facilities and the Assets with no other representations or warranties of any kind, express or implied, either oral or written, made by Seller or any agent or representative of Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 5.1 Organization. Purchaser is a not for profit corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.2 Authorization. Purchaser has full power and authority to execute and deliver this Agreement and Purchaser Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and Purchaser Ancillary Documents by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary not-for-profit action on the part of Purchaser. This Agreement has been and, as of the Closing Date, Purchaser Ancillary Documents shall be, duly executed and delivered by Purchaser and do or shall, as the case may be, constitute the valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 5.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and Purchaser Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of, and compliance with, the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents of Purchaser, (b) any contract to which Purchaser is a party, (c) any judgment, decree or order of any Governmental Entity to which Purchaser is a party or by which Purchaser or any of its properties is bound or (d)  any statute, law, rule or regulation applicable to Purchaser.

Section 5.4 Available Funds. Purchaser has, or will have funds in amounts sufficient to pay for the Assets and will at the Closing have immediately available funds in cash, which are sufficient to pay the Purchase Price and consummate the transactions contemplated in this Agreement.

Section 5.5 Litigation or Proceedings. There is no proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser (or any Affiliate thereof) (i) with respect to which there is a reasonable likelihood of a determination which, individually, or in the aggregate, would materially hinder or impair the consummation of the transactions contemplated by this Agreement or (ii) which seeks to enjoin or obtain damages in respect to the consummation of the transactions contemplated by this Agreement.

ARTICLE VI

CERTAIN COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by Seller. For the period commencing on the date hereof and ending on the Closing Date, Seller shall, except as expressly required hereby and except as otherwise consented to in advance in writing by Purchaser:

(a) conduct its businesses in the ordinary course on a basis consistent with past practice and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment with respect to the Business or the Assets, except those in the ordinary course of business and not otherwise prohibited under this Section 6.1;

(b) use commercially reasonable efforts to preserve intact the goodwill and business organization of Seller, keep the officers and employees of Seller available to Purchaser and preserve the relationships and goodwill of Seller with patients, customers, distributors, suppliers, payors, medical staff, employees and other Persons having business relations with Seller;

(c) maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification;

(d) keep in force all Licenses required to operate the Business;

(e) duly and timely file or cause to be filed reports and returns required to be filed with any Governmental Entity and pay or cause to be paid when due all Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

(f) maintain in existing condition and repair (ordinary wear and tear excepted), consistent with past practices, the hospital buildings and other structures located on the Leased Real Property, and the equipment, fixtures and other tangible personal property located on the Leased Real Property;

(g) maintain supplies and inventory at levels that are in the ordinary course of business and consistent with past practice;

(h) continue to collect accounts receivable and pay accounts payable and similar obligations in the ordinary course of business consistent with past practice;

(i) perform in all material respects all of its obligations under, and not suffer to exist any event of default which would constitute a material default under any Assumed Contract (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that is or would be an Assumed Contract except in the ordinary course of business;

(j) maintain in force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of Seller;

(k) continue to maintain its books and records substantially in accordance with GAAP consistently applied and on a basis consistent with Seller’s past practice;

(l) continue its cash management practices in the ordinary course of business consistent with past practice;

(m) not amend or modify its charter documents;

(n) not create any subsidiary, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any other business or entity;

(o) not (i) sell any Asset, other than in the ordinary course of business, (ii) create, incur or assume any indebtedness secured by the Assets except in the ordinary course of business under existing financing agreements, (iii) grant, create, incur or suffer to exist any Lien on the Assets that did not exist on the date hereof except for Permitted Liens incurred in the ordinary course of business, (iv) incur any material liability or obligation (absolute, accrued or contingent), except in the ordinary course of business consistent with past practice, or (v) write-down the value of any Asset on the books or records of Seller, except for depreciation and amortization in the ordinary course of business and consistent with past practice;

(p) not increase the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, officers, directors or consultants, except in the ordinary course of business consistent with the past practice of Seller;

(q) not pay or agree to pay any additional pension, retirement allowance or other employee benefit under any Employee Benefit Plans to any employee, whether past or present, except in the ordinary course of business consistent with the past practice of Seller;

(r) not adopt, amend or terminate any Company Benefit Plan or increase the benefits provided under any Employee Benefit Plans, or promise or commit to undertake any of the foregoing in the future except in the ordinary course of business;

(s) not enter into a new collective bargaining agreement;

(t) not authorize, or commit or agree (i) not to take any of the actions required in Sections 6.1(a) - (l), or (ii) to take any of the actions prohibited in Sections 6.1(m) - (s).

In connection with the continued operation of the Business during the period commencing on the date hereof and ending on the Closing Date, Seller shall confer in good faith with Purchaser as reasonably requested by Purchaser regarding operational matters and the general status of on-going operations of the Facilities.

Section 6.2 Inspection and Access to Information. Seller shall (and shall cause its officers, directors, employees, auditors and agents to) provide Purchaser and its accountants, counsel and other authorized representatives access, on a confidential basis, during reasonable hours and under reasonable circumstances, to the Facilities and Leased Real Property, employees (including executive officers), contracts, books, records and other information and shall cause its officers to provide access to Purchaser and its authorized representatives, upon request therefor, to such financial and other information in the possession of Seller pertaining to the Facilities and the Business as Purchaser may reasonably request and otherwise cooperate reasonably with the conduct of due diligence by Purchaser and its representatives. Purchaser’s right of access and inspection shall be exercised in a strictly confidentially manner and in such a manner as not to interfere in any material respect with the operations of the Facilities or Seller, and shall be coordinated solely through Seller’s Representative. On the date (or as promptly as practicable following the date) this Agreement is executed, Seller shall grant Purchaser and its representatives designated to Seller in writing access to Seller’s virtual data room.

Section 6.3 Access to Medical Records. To the extent permitted by law, Seller shall be entitled, after the Closing, upon reasonable advance notice and during the regular business hours of the Facilities, to have access to and make copies of the patient records, including the medical records and medical charts of any patient admitted to the Facilities prior to the Closing. In addition, Seller shall be entitled to remove from the Facilities any such record or chart, but only for purposes of pending litigation involving a patient to whom such record or chart refers, as certified in writing prior to removal by the Chief Executive Officer or Chief Financial Officer of Seller or its parent or counsel retained by Seller in connection with such litigation. Any record or chart so removed from the Facilities shall be promptly returned to Purchaser following its use by Seller.

Section 6.4 Notices of Certain Events. Seller shall as promptly as practicable notify Purchaser of:

(a) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby;

(b) any action, suit, governmental investigation or proceeding commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Business that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 4.9 or that relate to the consummation of the transactions contemplated hereby; and

(c) (i) the damage or destruction by fire or other casualty of any Asset or part thereof having a fair market value in excess of $100,000 or (ii) any Asset or part thereof having a fair market value in excess of $100,000 becoming the subject of any proceeding (or, to the Knowledge of Seller, threatened proceeding) for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

Section 6.5 Interim Financials. As promptly as practicable following each regular accounting period subsequent to the end of the most recent fiscal year and prior to the Closing Date (on at least a monthly basis), Seller shall deliver to Purchaser on a confidential basis periodic financial reports in the form that it customarily prepares for its internal purposes concerning the Business and, if available, unaudited statements of the financial position of the Business as of the last day of each accounting period and consolidated statements of income and changes in financial position of such entity for the period then ended. Seller covenants that such interim statements (i) shall present fairly in accordance with GAAP in all material respects (except as to the absence of footnotes and subject to normal audit adjustments) the financial condition of the Business as of their respective dates and the related results of their respective operations for the respective periods then ended, and (ii) shall be prepared on a basis in all material respects consistent with prior interim periods.

Section 6.6 Commercially Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions hereof, each Party shall each use its reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all consents required as described on Schedule 4.19 and all regulatory approvals and to satisfy all conditions to its obligations hereunder and to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms hereof and shall cooperate reasonably with each other Party and its officers, directors, employees, agents, counsel, accountants and other designees in connection with any step required to be taken as a part of its obligations hereunder, including the following:

(a) Each Party promptly shall make its filings and submissions and shall take such actions as shall be necessary under applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated hereby. Each Party shall furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated hereby.

(b) In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Acquisition or any other transaction contemplated hereby or seeks damages in connection therewith, the Parties shall (i) cooperate and use all commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use all reasonable efforts to have such injunction or other order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(c) Seller shall give such notices to third parties and use reasonable efforts to obtain such third-party consents as may be (i) necessary to consummate the transactions contemplated hereby or (ii) required to be given or obtained, including those required to be given or obtained on Schedule 4.19 and the other Schedules.

(d) Each Party shall give prompt notice to the other Parties of (i) the occurrence, or failure to occur, of any event that the occurrence or failure of which it believes would be likely to cause any representation or warranty of Seller or Purchaser, as the case may be, contained herein to be untrue or inaccurate at any time from the date hereof to the Closing Date or that would be likely to result in the failure to satisfy any condition specified in Article VII and (ii) any failure of Seller or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them hereunder.

Section 6.7 License Applications. Seller shall cooperate with the reasonable requests of Purchaser in connection with its application to obtain all Licenses that are required for Purchaser to acquire the Assets and to operate the Business. In connection with each such application on the part of Purchaser, Seller will furnish promptly with such information and data in Seller’s possession as may reasonably be requested by Purchaser which is necessary and shall otherwise assist Purchaser as reasonably requested.

Section 6.8 Public Announcements. Subject to its legal obligations (including requirements of stock exchanges and other similar regulatory bodies), each Party shall consult with the other Party with respect to the timing and content of all announcements regarding any aspect hereof or the transactions contemplated hereby to the financial community, Governmental Entities, employees, payors, medical staff, patients, customers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release.

Section 6.9 Schedules.

(a) The parties hereto acknowledge that the schedules called for in Article IV of this Agreement (collectively, the “Seller Schedules”) have not been completed by Seller as of the date of this Agreement but in any event will endeavor to do so within five (5) Business Days. Seller will deliver all of the Schedules to Purchaser as promptly as practicable after the date of this Agreement. The date on which Seller delivers all of the Seller Schedules to Purchaser shall be the “Schedules Delivery Date”. Any other provision herein to the contrary notwithstanding, the Seller Schedules which are incomplete on the Schedules Delivery Date shall be completed as promptly as practicable thereafter but no later than five (5) Business Days prior to the expiration of the Due Diligence Period; provided, however, if any such Seller Schedules are updated prior to the date on which the Due Diligence Period would otherwise expire (the “Scheduled Due Diligence Expiration Date”) but later than five (5) Business Days prior to the Scheduled Due Diligence Expiration Date, the Due Diligence Period shall be extended by that number of Business Days fewer than five (5) on which such Schedules were updated prior to the Scheduled Due Diligence Expiration Date. Such Seller Schedules may be updated after delivery but no update to the Seller Schedules after expiration of the Due Diligence Period, shall modify Seller’s or Purchaser’s rights under Section 9.1, Section 7.1 or Section 7.2.

(b) From time to time from the Schedules Delivery Date up to the Closing, Seller shall promptly supplement or amend the Schedules that it has delivered with respect to any matter first existing or occurring following the date hereof that (i) if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Schedules, or (ii) is necessary to correct any information in the Schedules that has been rendered inaccurate thereby. No supplement or amendment to any Schedule made after the end of the Due Diligence Period shall have any effect for the purpose of determining (i) satisfaction of the conditions set forth in Section 7.1 or (ii) whether there has been a breach or inaccuracy as of the date of the expiration of the Due Diligence Period of any representation or warranty for purposes of Section 10.1(b).

Section 6.10 Employees.

(a) Transferred Employees. On the Closing Date effective as of the Closing, Seller shall terminate all of its employees, except as otherwise provided in this Section 6.10. Commencing on the Closing Date, Purchaser shall offer employment, subject to Purchaser’s standard hiring policies, on an “at will” basis, to all of the active and qualified employees of Seller on the Closing Date (“Potential Transferred Employees”) in positions and at compensation levels reasonably consistent with those being provided by Seller immediately prior to the Closing Date. Potential Transferred Employees who accept such offer are referred to herein as the “Transferred Employees”. Notwithstanding anything to the contrary in this Agreement, Purchaser and Seller agree that Purchaser shall hire at least the minimum number of Seller’s employees as of the Closing, and upon such terms of employment, as necessary so as not to cause Seller to violate WARN in connection with the transition of the ownership of the Facilities from Seller to Purchaser at the Closing. With respect to terminations of the Transferred Employees following the Closing, Purchaser shall be responsible for any notification required under WARN.

(b) Seniority and Paid Time Off. Purchaser shall recognize the Transferred Employees’ accrued seniority with Seller for purposes of Purchaser’s employee benefit plans to the extent allowed or authorized by terms, qualifications and limitations of said plans, and to the extent that such recognition does not require retroactive funding by Purchaser for time or seniority accumulated by an employee of Seller prior to Closing. Purchaser shall assume any accumulated and unused paid time off of any Transferred Employee in the amount of the Paid Time Off Obligations.

(c) Employee Benefits; Accommodation to Employees on Workers’ Compensation. In respect of the Transferred Employees, Purchaser shall provide such employees with employee benefits consistent with the benefits generally offered to similarly-situated employees of Purchaser in the same geographic area as the Facilities. Purchaser will credit each eligible Transferred Employee and their eligible dependents under applicable Purchaser employee welfare benefit plans with any deductibles, co-payments or other cost-sharing amounts attributable to the Transferred Employee or eligible dependent under Seller’s employee welfare benefit plans, as the case may be, following receipt by Purchaser of reasonable evidence of any such deductibles, co-payments and/or other cost-sharing amounts. Purchaser will provide “light duty” or other accommodations to any employees on workers’ compensation on or before the Closing Date.

(d) COBRA Coverage. Seller shall be responsible for offering and providing any COBRA Coverage with respect to any “qualified beneficiary” who is covered by any Employee Benefit Plan that is a “group health plan” and who experiences a “qualifying event” prior to or on the Closing Date. Purchaser shall be solely responsible for offering and providing any COBRA Coverage required with respect to any Transferred Employee (or other qualified beneficiary) who becomes covered by a group health plan sponsored or contributed to by Purchaser and who experience a qualifying event following the Closing Date. For purposes hereof, each of “qualified beneficiary”, “group health plan” and “qualifying event” shall have the meaning ascribed thereto in Section 4980B of the Code.

Section 6.11 Taxes; Expenses. Any transfer, sales or use Taxes or recording fees payable as a result of the transactions contemplated hereby shall be paid by Purchaser. The Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing.

Section 6.12 Tail Insurance.

(a) Seller and Guarantor shall maintain substantially their current hospital professional liability insurance program (“Corporate Insurance Program”) in full force and effect for a period not less than three years after the Closing; provided, however, that Seller and Guarantor shall not reduce the coverage available to the Facilities. In the event that Seller and Guarantor fail to maintain substantially such Corporate Insurance Program, Seller and Guarantor shall obtain exercise the extended reporting period options under the Corporate Insurance Program, with the same minimum coverage (“Tail Insurance”) to insure against hospital professional liabilities in connection with the operation of the Facilities and the Assets prior to the Closing for a period so that either the Corporate Insurance Program or Tail Insurance shall remain in effect for a period not less than three years after the Closing. The Tail Insurance shall be retroactive such that it covers all periods prior to the Closing. Purchaser and its Affiliates shall be included as additional insured parties pursuant to the Tail Insurance.

(b) If requested by Purchaser, Seller shall in good faith cooperate with the reasonable requests of Purchaser and, at no out-of-pocket cost to Seller, take such actions as may be reasonably requested by Purchaser that are necessary or desirable to permit Purchaser to have available to it following the Closing the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of Seller that are currently in force.

Section 6.13 Risk of Loss. The risk of loss with respect to the Assets shall remain with Seller until the Closing. Until the Closing, Seller shall maintain in force all the policies of property damage insurance under which any Asset is insured. In the event prior to the Closing any Asset is lost, damaged or destroyed and such loss, damage or destruction would likely result in a Material Adverse Effect, then Purchaser may terminate this Agreement in accordance with the provisions of Section 9.1(e).

Section 6.14 Cost Reports. Within the time required by statute and regulation, Seller will prepare and file with respect to the applicable Facilities all facility and home office cost reports relating to periods ending prior to the Closing Date, including terminating cost reports for the Medicare, Medicaid and other applicable governmental and private health benefit plans. Seller will provide copies of all such cost reports to Purchaser. All amounts owed by Seller for any such cost report settlements or adjustments shall be promptly paid by Seller. Seller shall, within five (5) Business Days after receipt of Purchaser’s written request therefor, reimburse Purchaser for any cost report adjustments or other Medicare, Medicaid or other governmental program or third party payor adjustments withheld from Purchaser after the Closing Date consisting of overpayments, adjustments or other amounts owed by Seller for any period prior to the Closing Date. Purchaser shall, within five (5) Business Days after receipt of Seller’s written request therefor, reimburse Seller for any cost report adjustments or other Medicare, Medicaid or other governmental program or third party payor adjustments or payments paid to Purchaser after the Closing Date consisting of underpayments, adjustments or other amounts owed to Seller for any period prior to the Closing Date. All payments from the State of Missouri, and all amounts due to the State of Missouri, under the FRA Program for the State fiscal year ended June 30, 2013 (“FY 2013”) shall be prorated between Seller and Purchaser based upon the number of days during FY 2013 that each of Seller and Purchaser was the owner of the Facilities.

Section 6.15 Misdirected Payments; Transition Patients.

(a) If Seller receives any payments with respect to the Business which are applicable to periods of time after the Closing, including payments with respect to Transition Patient Receivables, Seller shall forward, within five (5) Business Days after receipt, to Purchaser any such portion of that payment relating to the period after the Closing. In the event Purchaser receives any payments with respect to the Business which are applicable to periods of time before the Closing, including payments with respect to Transition Patient Receivables, Purchaser shall forward, within five (5) Business Days after receipt, to Seller any such portion of that payment relating to the period before the Closing.

(b) Payments on Transition Patient Receivables. To appropriately allocate payments received by Purchaser with respect to services rendered and medicine, drugs and supplies provided by the Purchaser (“Transition Patients Services”) provided to patients admitted to the Facilities prior to the Effective Time but not discharged as of the Effective Time (“Transition Patients”), Purchaser shall prepare and bill claims (the accounts receivable resulting from such claims, the “Transition Patient Receivables”) for the Transition Patients following their discharge from the Facilities. If Purchaser receives any payments on any Transition Patient Receivable, Purchaser will pay Seller an amount equal to (i) the payments (including deposits, deductibles and co-payments paid, whether received by Purchaser, Seller or their Affiliates) with respect to the applicable Transition Patient Receivable multiplied by a fraction, the numerator of which shall be the total charges for the Transition Patients Services provided to the applicable Transition Patient prior to the Effective Time, and the denominator of which shall be the sum of the total charges of the Transition Patients Services provided to the applicable Transition Patient prior to and after the Effective Time (including charges for medicine, drugs and supplies), minus (ii) any deposits, deductibles or co-payments paid by the applicable Transition Patient prior to the Effective Time and included in the Excluded Assets. If Seller receives any payments on any Transition Patient Receivable, Seller will pay Purchaser an amount equal to the payments (including deposits, deductibles and co-payments paid, whether received by Purchaser, Seller or their Affiliates) with respect to the applicable Transition Patient Receivable multiplied by a fraction, the numerator of which shall be the total charges for the Transition Patients Services provided to the applicable Transition Patient following the Effective Time, and the denominator of which shall be the sum of the total charges of the Transition Patients Services provided to the applicable Transition Patient prior to and after the Effective Time (including charges for medicine, drugs and supplies).

(c) Split Bill Transition Patients. Notwithstanding the provisions of Section 6.15(b), to the extent a third party payor requires the parties to submit split bills for Transition Patients (i.e., a bill for the portion of the Transition Patients Services provided prior to the Effective Time and a separate bill for the portion of the Transition Patients Services provided after the Effective Time), (i) the provisions of Section 6.15(b) will not apply to billing and collection for such Transition Patients Services, (ii) Seller will be responsible for billing and collection for all such pre-Effective Time Transition Patients Services (and the accounts receivable for such Transition Patients Services will be Excluded Assets), and (iii) Purchaser will be responsible for billing and collection for all such post-Effective Time Transition Patients Services (and the accounts receivable for such Transition Patients Services will not be Excluded Assets).

(d) Home Health Patients. Seller will discharge all of its home health patients on or before the Effective Time. Seller will be responsible for billing and collection for all such pre-Effective Time services related to such discharged home health patients (and the accounts receivable for such home health services will be Excluded Assets). If Purchaser admits such patients at or following the Effective Time, Purchaser will be responsible for billing and collection for any post-Effective Time home health services (and the accounts receivable for such home health services will not be Excluded Assets).

Section 6.16 Management Period. Purchaser agrees to retain Seller and Seller agrees to serve as the manager of the Facilities for a period commencing from the Closing Date until June 30, 2013 (the “Management Period”) pursuant to a Management Agreement to be in form and substance satisfactory to, and approved in writing by, Seller and Purchaser on or prior to the expiration of the Due Diligence Period (the “Management Agreement”). During the Management Period, Seller as the manager shall operate the Business in substantially the same manner as the Business is currently operated. In consideration of the management services to be provided by Seller, Seller shall be entitled to a management fee equal to three percent (3%) of the net revenue of the Facilities (including net revenue generated by additional physicians who may be employed during the Management Period).

Section 6.17 Covenant Not to Compete. Seller, on behalf of itself, the Guarantor and their respective Affiliates hereby covenants and agrees with Buyer and its Affiliates that, during the Non-Compete Period (as such term is defined below) and within the Non-Compete Area (as such term is defined below), they shall not directly or indirectly, (a) acquire, lease, manage, consult for, finance, invest in, own any part of or exercise management control over any in-patient acute care facility or business that provides services that are the same or reasonably similar to the services provided by any of the Facilities (a “Competing Business”); (b) solicit for employment or employ any person who is employed by Purchaser as of the Closing Date (other than general media advertisements of employment opportunities), or (c) disrupt or attempt to disrupt any past, present or reasonably foreseeable future relationship, contractual or otherwise between the

Facilities, on the one hand, and any physician on the medical staff of the Facilities, or any physician, physician group, or other healthcare provider with whom Purchaser contracts with in connection with the Facilities or make statements to the same that disparage Purchaser and its Affiliates or their respective operations in any way. The “Non-Compete Period” shall commence on the Closing Date and terminate on the third anniversary of the Closing Date. The “Non-Compete Area” shall mean the area within a fifty (50) mile radius of each Facility, including any satellite locations thereof. Ownership of less than ten percent (10%) of the stock of a publicly held company shall not be deemed a breach of this covenant. Notwithstanding the foregoing, the foregoing restrictions shall not preclude Seller, Guarantor or any of their respective Affiliates from (A) acquiring, by asset or stock purchase, merger or otherwise, any entity or multiple facilities from an entity which engages in a Competing Business (the “Acquired Competing Business”), so long as (x) such acquisition is consummated not less than twelve (12) months following the Closing Date and (y) provided the gross revenue attributable to such Acquired Competing Business derived within the Non-Compete Area for the twelve (12) month period immediately preceding the date of the acquisition of such Acquired Competing Business comprises less than twenty-five percent (25%) of the gross revenue attributable to all businesses included in the Acquired Competing Business for the twelve (12) month period immediately preceding the date of the acquisition of such Acquired Competing Business or (B) being acquired by asset or stock purchase, merger or otherwise, by any unaffiliated entity which engages in a Competing Business.

Section 6.18 Enforceability. In the event of a material breach of Section 6.17, Seller, on behalf of itself, Guarantor and their respective Affiliates recognize that monetary damages shall be inadequate to compensate Purchaser and its Affiliates, and Purchaser and its Affiliates shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach, with the out-of-pocket costs (including reasonable attorney’s fees) of securing such injunction to be borne by the breaching party. Nothing contained herein shall be construed as prohibiting Purchaser and its Affiliates from pursuing any other remedy available for such breach or threatened breach. All parties hereby acknowledge the necessity of protection against the competition of Seller, Guarantor and their Affiliates and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate the Seller, Guarantor and their Affiliates for agreeing to the restrictions contained in Section 6.17. If, however, any court determines that the forgoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

Section 6.19 Transition IT Services. In order to facilitate the orderly transfer and continuation of the operations of the Facilities for a transitional period after the Closing Date and in connection with the transactions contemplated hereby, Purchaser wishes to obtain, and Seller has agreed to cause Seller’s affiliate, SunLink Healthcare, LLC, to provide, certain transition IT and other services as to be set forth in a Transition Services Agreement to be in form and substance satisfactory to, and approved in writing by, Seller and Purchaser on or prior to the expiration of the Due Diligence Period.

Section 6.20 Exclusivity. From and after the date of this Agreement until the termination of this Agreement, Seller will not, whether directly or indirectly, initiate or solicit any proposals from any unaffiliated third party relating to (a) any sale, contribution, issuance, exchange, transfer, merger or other disposition of any significant portion of the Assets to any such party; or (b) any management, lease or similar arrangement that would transfer ownership control of the Facilities to any such party. Seller will promptly notify Purchaser by telephone and thereafter confirm in writing, if any such proposal is received by, Seller. Nothing herein contained shall be deemed to prohibit Seller or its Affiliates from entering into or continuing any discussions or negotiations with any unaffiliated third party relating to any such transaction not initiated or solicited by Seller or its Affiliates after the date of this Agreement.

Section 6.21 Electronic Health Record Incentive Program Payments.

(a) Seller, in respect of the Hospital, has heretofore successfully attested as a meaningful user of EHR technology under the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”) under Medicare for Stage 1, Year I and received payment therefore. In October of 2012, Seller, in respect of the Hospital successfully attested as a meaningful user of EHR technology under the HITECH Act for Medicare as a meaningful user, is entitled to payment of EHR Funds for Stage 1, Year II and expects to receive payment by the end of November 2012. Seller in respect of the Hospital has also successfully attested as a meaningful user of EHR technology for first year Medicaid payment of EHR Funds and received payment therefor. Seller anticipates that prior to November 29, 2012 it will again attest in respect of the Hospital to being a meaningful user of EHR technology for Medicaid, and request a second year Medicaid payment of EHR Funds expected to be received no later than December 31, 2012. Seller and Purchaser agree that the management of the Facilities after the Closing Date will endeavor in good faith to continue meeting requirements leading to future payments of EHR Funds in respect of the Hospital under the HITECH Act for Medicare and Medicaid Incentive Payment Programs including by the making of any out-of-pocket expenditures after the Closing Date which may be reasonably requested in writing by the Seller for new software or upgrades to existing software in order to receive the future EHR Funds in 2013 and 2014.

(b) Seller anticipates that the Purchaser will after the Closing Date receive in respect of the Hospital future payments of EHR Funds under the HITECH Act for Stage I, year III in late 2013 and for Stage II year 1 in late 2014 of $1,242,054. After deducting from such EHR Funds the estimated out-of-pocket expenditures by Purchaser after Closing of $267,490 for new software or upgrades to existing software required in order to receive Stage 1, Year III and Stage II, Year I of the Incentive Programs, Purchaser agrees to remit or cause to be remitted the balance of $974,564 (the “Net Hospital Incentive Payment” to Seller within five (5) Business Days after receipt of the EHR Funds. The portion of Net Hospital Incentive Payment will be remitted serially as the EHR Funds are received in each of the years 2013 and 2014 less the unreimbursed portion of estimated out-of-pocket expenses for the referenced new software or upgrades incurred to each such date.

(c) The Clinics operated by Seller have employee Qualifying Care Providers and Seller expects to successfully attest with respect to such providers as meaningful users of EHR technology under the HITECH Act under Medicaid year I and that such providers will receive payment therefore (which will be assigned to the Clinics) prior to the Closing Date and paid to the Seller. Seller and Purchaser agree that the management of the Facilities after the Closing Date will endeavor in good faith to continue meeting requirements leading to future payments of Medicaid Qualified Care Providers EHR Funds under the HITECH Act Medicare Incentive Payment Programs including by the making of any out-of-pocket expenditures after the Closing Date which may be reasonably requested in writing by the Seller for new software or upgrades to existing software in order to receive the EHR Funds in 2013.

(d) Seller anticipates that the Purchaser will receive after the Closing Date in respect of the Clinics’ employee Qualifying Care Providers future payments of EHR Funds under the HITECH Act in 2013 of $102,000. After deducting from such EHR Funds the estimated out-of-pocket expenditures by Purchaser after Closing of $94,400 for new software or upgrades to existing software required in order to receive Stage 1, Year III and Stage II, Year I of the Incentive Programs, Purchaser agrees to remit or cause to be remitted the balance of $7,600 to Seller within five (5) Business Days after receipt of such EHR Funds.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Closing of each of the following additional conditions:

(a) Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided herein, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby, in each case where the Closing would (or would be reasonably likely to) result in a material fine or penalty payable by Purchaser or any of its Affiliates or to impose any restraint or restriction on Purchaser’s operation of the Business following the Closing.

(b) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required in connection with the execution, delivery or performance hereof shall have been obtained or made, except where the failure to have obtained or made any such consent, approval, order, authorization, registration, declaration or filing would not result in any fine or penalty payable by Purchaser or any of its Affiliates or any adverse effect on the assets, liabilities, results of operations, business or prospects of the Business following the Closing.

(c) Representations and Warranties. The representations and warranties of Seller set forth in Article IV shall have been true and correct in all material respects as of the date of expiration of the Due Diligence Period and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date. Solely for purposes of this Section 7.1 (but for the purposes of no other section or provision hereof) in determining whether the representations and warranties of Seller set forth in Sections 4.14, 4.15(c) and (e), and 4.25(e) shall have been true and correct in all material respects as of the date of expiration of the Due Diligence Period and as of the Closing Date, the specific representation or warranty shall be read without reference to Knowledge.

(d) Performance of Obligations of Seller. Seller shall have performed in all material respects all covenants and agreements required to be performed by Seller hereunder at or prior to the Closing.

(e) No Material Adverse Effect. Between the date hereof and the Closing Date, there shall not have occurred any Material Adverse Effect or any development likely to result in a Material Adverse Effect;

(f) Seller Certificate. Seller shall have delivered to Purchaser a certificate of an authorized officer as to compliance with the conditions set forth in Sections 7.1(c) and (d).

(g) Consents. Seller shall have obtained and delivered to Purchaser the written consents (or waivers with respect thereto) as described on Schedule 4.19 (all such consents and waivers shall be in full force and effect), except for the consent of the landlord of the Leased Real Property.

(h) Leased Real Property Consent. The written consent of the landlord of the Leased Real Property to the assignment to Purchaser of the Hospital Lease dated October 19, 2012, a copy of which is attached hereto as Exhibit D (the “Landlord Consent”), shall be in full force and effect and not have been revoked or disclaimed by the landlord.

(i) Licenses. Purchaser shall have been issued, or shall have received approval of the transfer of, all Licenses necessary to enable Purchaser to own, occupy and lease the Assets and operate the Business.

(j) Release of Liens. Seller shall have delivered to Purchaser reasonable evidence that all Liens other than Permitted Liens affecting the Assets have been or will be released.

(k) Ancillary Documents. Seller shall have delivered, or caused to be delivered, to Purchaser the following:

(i) executed bills of sale, instruments of assignment, certificates of title and other conveyance documents, dated as of the Closing Date, transferring to Purchaser all of Seller’s right, title and interest in and to the Assets, together with possession of the Assets, including the Bill of Sale (the “Bill of Sale”) substantially in the form of Exhibit B;

(ii) documents evidencing the assignment of the Assumed Contracts and the assignment of any assignable Licenses, including the Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) substantially in the form of Exhibit C;

(iii) a certificate by the Secretary or any Assistant Secretary of Seller, dated the Closing Date, as to (1) the good standing of Seller in its jurisdiction of organization and in each other jurisdiction where it is qualified to do business, (2) no amendments to Seller’s charter documents and (3) the effectiveness of the resolutions of the sole member authorizing the execution, delivery and performance hereof by Seller passed in connection herewith and the transactions contemplated hereby; and

(iv) all other documents required to be entered into by Seller pursuant hereto or reasonably requested by Purchaser to convey the Assets to Purchaser or to otherwise consummate the transactions contemplated hereby.

Section 7.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Closing of each of the following additional conditions:

(a) Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided herein, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby, in each case where the Closing would (or would be reasonably likely to) result in a material fine or penalty payable by Seller or a material restriction on Seller’s operations as a result of such matter.

(b) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required in connection with the execution, delivery or performance hereof shall have been obtained or made, except where the failure to have obtained or made any such consent, approval, order, authorization, registration, declaration or filing would not result in a material fine or penalty payable by Seller or a material restriction on Seller’s operations.

(c) Representations and Warranties. The representations and warranties of Purchaser set forth in Article V shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

(d) Performance of Obligations by Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it hereunder on or prior to the Closing Date.

(e) Certificates. Purchaser shall have delivered to Seller a certificate of an authorized officer as to compliance with the conditions set forth in Sections 7.2(c) and (d).

(f) Leased Real Property Consent. The Landlord Consent shall be in full force and effect and not have been revoked or disclaimed by the landlord.

(g) Ancillary Documents. Purchaser shall have delivered, or caused to be delivered, to Seller the following:

(i) documents evidencing the assumption by Purchaser of the Assumed Contracts the acceptance of the assignable Licenses and the Assumed Liabilities, including the Assignment and Assumption Agreement;

(ii) a certificate by the Secretary or any Assistant Secretary of Purchaser, dated the Closing Date, as to (1) the good standing of Purchaser in its jurisdiction of organization and (2) the effectiveness of the resolutions of the board of directors of Purchaser or governing body thereof authorizing the execution, delivery and performance hereof by Purchaser passed in connection herewith and the transactions contemplated hereby; and

(iii) all other documents required to be entered into or delivered by Purchaser at or prior to the Closing pursuant hereto.

ARTICLE VIII

CLOSING

The Closing shall occur within five (5) Business Days following the satisfaction or waiver of the conditions set forth in Article VII, or on such other date as the Parties may agree. The Closing shall take place at the offices of Smith, Gambrell & Russell, LLP, 1230 Peachtree Street, Suite 3100, Atlanta, Georgia 30309, or at such other place as the Parties may agree.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated:

(a) in writing by mutual consent of the Parties;

(b) by written notice from Seller to Purchaser, in the event Purchaser (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breaches any of its representations and warranties contained herein, which failure or breach is not cured within ten (10) days following Seller having notified Purchaser of its intent to terminate this Agreement pursuant to this Section 9.1(b);

(c) by written notice from Purchaser to Seller, in the event Seller (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breaches any of its representations and warranties contained herein, which failure or breach is not cured within ten (10) days following Purchaser having notified Seller of its intent to terminate this Agreement pursuant to this Section 9.1(c);

(d) by written notice from Purchaser to Seller on the date upon which Purchaser advises Seller in writing, received by Seller on or prior to the end of the Due Diligence Period, that Purchaser is unsatisfied with its due diligence investigation of and with respect to the Assets and/or Business and is terminating this Agreement;

(e) by written notice from Purchaser to Seller under the circumstances described in Section 6.13; or

(f) by written notice by Seller to Purchaser or Purchaser to Seller, as the case may be, in the event the Closing has not occurred on or prior to January 31, 2013 (the “Expiration Date”) for any reason other than delay or nonperformance of the Party seeking such termination.

Section 9.2 Specific Performance and Other Remedies. Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party or Parties may, subject to the terms hereof, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief. Notwithstanding the foregoing or anything else herein contained, Seller shall not be liable in damages for any violation, breach or failure to perform hereunder should the transactions contemplated hereby fail to close in consequence thereof unless Seller intentionally violates, breaches or fails to perform hereunder after receipt of notice thereof from Purchaser.

Section 9.3 Effect of Termination. In the event of termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any Party or its members, officers, directors or stockholders, except for obligations under Section 6.8 (Public Announcements), Section 11.1 (Notices), Section 11.6 (Controlling Law; Amendment), Section 11.7 (Consent to Jurisdiction, Etc.) and Section 11.15 (Transaction Costs) and this Section 9.3, all of which shall survive the Termination Date. Notwithstanding the foregoing, nothing contained herein shall relieve any Party from liability under Article X for any breach hereof.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnification Obligations of Seller. Seller shall indemnify, defend and hold harmless Purchaser Indemnified Parties from, against, and in respect of, any claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

(a) Seller’s failure to perform, discharge or satisfy the Excluded Liabilities and any other liability or obligation of Seller except the Assumed Liabilities;

(b) any breach or inaccuracy of any representation or warranty (exclusive of Section 4.7(b) which shall expire and be of no further effect upon the expiration of the Due Diligence Period) made by Seller in this Agreement or Seller Ancillary Documents; or

(c) any breach of any covenant, agreement or undertaking made by Seller in this Agreement or Seller Ancillary Documents.

The claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of Purchaser Indemnified Parties described in this Section 10.1 as to which Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses”.

Section 10.2 Indemnification Obligations of Purchaser. Purchaser shall indemnify and hold harmless Seller Indemnified Parties from, against and in respect of any claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

(a) Purchaser’s failure to perform, discharge or satisfy the Assumed Liabilities;

(b) any breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement or in any Purchaser Ancillary Document; or

(c) any breach of any covenant, agreement or undertaking made by Purchaser in this Agreement or in any Purchaser Ancillary Document.

The claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of Seller Indemnified Parties described in this Section 10.2 as to which Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses”.

Section 10.3 Indemnification Procedure.

(a) Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Loss or any Seller Loss (as the case may be), such Indemnified Party shall notify Purchaser or Seller, as the case may be (the “Indemnifying Party”), provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within ten (10) days thereafter, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 10-day period, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred. In any audit, investigation, action or proceeding for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 10.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, members, directors, employees and Affiliates from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (x) such settlement, compromise or consent includes an unconditional release of the Indemnified Party and its officers, members, directors, employees and Affiliates from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c) In the event an Indemnified Party claims a right to payment pursuant hereto, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim properly made pursuant to this Section 10.3(c), it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or other indemnity must be delivered prior to the expiration of the survival period for such representation, warranty, covenant or other indemnity under Section 10.4. In the event the Indemnifying Party disputes its liability with respect to such claim as provided above, such Indemnified Party and the Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five Business Days following the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds the amount, if any, of any such claim the merit and amount of which is so established as determined hereunder.

Section 10.4 Claims Period. The Claims Periods hereunder shall begin on the date hereof and terminate as follows:

(a) with respect to Purchaser Losses arising under:

(i) Sections 10.1(a), the Claims Period shall continue for twenty-four (24) months following the Closing Date, except that the Claims Period with respect to Special Liabilities imposed on Purchaser shall continue for thirty-six (36) months; and

(ii) Section 10.1(b), the Claims Period shall continue for twenty-four (24) months following the Closing Date except that for any such Purchaser Losses arising as a result of a breach of any representation contained in Section 4.14 or 4.15, the Claims Period shall continue for thirty-six (36) months following the Closing Date; and

(iii) Section 10.1(c), the Claims Period shall continue for twenty-four (24) months following the Closing Date, except in the case of any covenant which by its terms specifically provides that performance extends beyond twenty-four (24) months following the Closing Date, in which case such covenant shall survive until the expiration of the relevant performance period; provided, however that the covenants contained in Section 6.17 shall expire on the date set forth in such covenant.

(b) with respect to Seller Losses arising under:

(i) Sections 10.2(a) and 10.2(b), the Claims Period shall continue for twenty-four (24) months following the Closing Date; and

(ii) Section 10.2(c), the Claims Period shall continue for twenty-four (24) months following the Closing Date, except in the case of any covenant which by its terms specifically provides that performance extends beyond twenty-four (24) months following the Closing Date, in which case such covenant shall survive until the expiration of the relevant performance period.

Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 10.5 Liability Limits.

(a) Notwithstanding anything to the contrary set forth herein, Purchaser Indemnified Parties shall not make a claim against Seller for indemnification under this Article X for Purchaser Losses unless and until the aggregate amount of such Purchaser Losses exceeds Two Hundred Thousand Dollars ($200,000) (the “Purchaser Basket”), in which event Purchaser Indemnified Parties may claim indemnification for all Purchaser Losses in excess of the Purchaser Basket.

(b) Notwithstanding anything to the contrary set forth herein, (i) after Closing Purchaser’s remedies shall be limited to (x) the remedies for money damages provided by this Article X and (y) such equitable remedies as may be available under applicable law for the enforcement of Sections 6.17 and 9.2 of this Agreement and (ii) the maximum aggregate liability of Seller for indemnification or any other claim under Section 10.1 of this Agreement for Purchaser Losses shall not exceed One Million Dollars ($1,000,000) (the “Cap”).

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1 Notices. All notices, communications and deliveries hereunder shall be made in writing signed by or on behalf of the Party making the same, shall specify the Section pursuant to which it is given or being made, and shall be delivered personally or by overnight courier service (with evidence of delivery and postage and other fees prepaid) as follows:

To Purchaser:	Southeast Missouri Hospital Association
d/b/a SoutheastHEALTH
1701 Lacey Street
Cape Girardeau, MO 63701
Attention: Mr. A. Wayne Smith, Chief Executive Officer

with a copy to (which shall not constitute notice):

Southeast Missouri Hospital Association
d/b/a SoutheastHEALTH
1701 Lacey Street
Cape Girardeau, MO 63701
Attention: Daniel E. Berry, Vice-President and General Counsel

To Seller:	Dexter Hospital, LLC
c/o SunLink Health Systems, Inc.
900 Circle 75 Parkway, Suite 1120
Atlanta, Georgia 30339-0049
Attention: Chief Executive Officer

with a copy to (which shall not constitute notice):

Smith, Gambrell & Russell, LLP
Suite 3100 Promenade
1230 Peachtree Street, N.E.
Atlanta, Georgia 30309-3592
Attention: Howard E. Turner

or to such other representative or at such other address of a Party as such Party may furnish to the other Party in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, or (b) on the first (1st) Business Day following delivery to an overnight courier service.

Section 11.2 Schedules and Exhibits. The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 11.3 Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided that Purchaser shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more Affiliates of Purchaser but in such event shall be jointly and severally liable with the transferee for all obligations of Purchaser hereunder. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 11.4 Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 11.5 Construction. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (d) the term “or” has the inclusive meaning represented by the phrase “and/or”, (e) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (f) the terms “day” and “days” mean and refer to calendar day(s) and (g) the terms “year” and “years” mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law (as hereinafter defined) means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time except in the case of representations and warranties, in which event Law means such Law as in force and effect at the time such representation or warranty is made. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

Section 11.6 Controlling Law; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Missouri without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 11.7 Consent to Jurisdiction, Etc. Each Party hereby irrevocably agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the federal courts located in the State of Missouri, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocable waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 11.7 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 11.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

Section 11.8 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of law that renders any such provision prohibited or unenforceable in any respect.

Section 11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

Section 11.10 Enforcement of Certain Rights. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 11.11 Waiver. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 11.12 Integration. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof (except for that certain confidentiality agreement of even date herewith (“Confidentiality Agreement”) by and between Purchaser and Guarantor on behalf of Seller) and constitute the entire agreement among the Parties with respect thereto. The obligations of the Parties under the Confidentiality

Agreement shall continue in force and effect in the event of any termination of this Agreement pursuant to Section 9.1 or otherwise.

Section 11.13 Compliance with Bulk Sales Laws. Each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

Section 11.14 Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 11.15 Transaction Costs. Except as provided above or as otherwise expressly provided herein, (a) Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) Seller shall pay the fees, costs and expenses of Seller incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel.

Section 11.16 [Intentionally Omitted]

Section 11.17 Guaranty. Guarantor, the owner of all the issued and outstanding limited liability company interests of Seller indirectly through an intermediate wholly owned subsidiary, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby unconditionally and irrevocably (i) guarantee (as primary obligor and not merely as surety) to Buyer the payment and performance and payment by Seller of all Seller’s indemnity obligations under Article X of this Agreement and (ii) agrees to comply with Section 6.17 of this Agreement. Such guarantee is a continuing guarantee of performance of the obligations of Seller and the agreements of Guarantor herein shall be binding upon and enforceable against Guarantor without regard to any change in the status of Guarantor as indirect owner of Seller or any amendment or modification to any of the obligations of Seller under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

SOUTHEAST MISSOURI HOSPITAL ASSOCIATION D/B/A SOUTHEASTHEALTH

By:
Name: A. Wayne Smith
Title: Chief Executive Officer

SELLER:

DEXTER HOSPITAL, LLC

By:
Name:
Title:

GUARANTOR:

SUNLINK HEALTH SYSTEMS, INC., solely as Guarantor pursuant to Section 11.17.

By:
Name:
Title:

EXHIBIT A

Definitions

Definitions. The following terms, as used in this Agreement, have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Assumed Contracts” means (i) those contracts and leases listed on Schedule 4.19 (unless indicated to the contrary thereon), and (ii) the Employment Agreements referenced on Schedule 4.21.

“Business” means Seller’s business of providing inpatient and outpatient hospital services and related services and other business operations of Seller conducted at the Facilities.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in Atlanta, Georgia and Cape Girardeau, Missouri.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation and Liability Act and the rules and regulations promulgated thereunder.

“Claims Period” means the period during which a claim for indemnification may be asserted hereunder by an Indemnified Party.

“Closing” means the consummation of the transactions contemplated by Article II.

“Closing Date” means the date on which the Closing occurs.

“COBRA Coverage” means continuation coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the United States Internal Revenue Code of 1986.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Due Diligence Period” means the period from the date hereof through the thirtieth (30th) day after the execution and delivery of this Agreement unless such period is extended pursuant to Section 6.9(a) in which event such period shall expire on the date to which it is so extended.

“Effective Time” means 12:01 a.m. of the day immediately following the Closing Date.

“Employed Physician” means a physician licensed to practice medicine in the State of Missouri and employed by Seller pursuant to an Employment Agreement.

“Employee Benefit Plans” means all “employee welfare benefit plans” and “employee pension benefit plans,” as such terms are defined by the ERISA, and any other group employee benefit plan, agreement, arrangement or plans, arrangements and understanding maintained for the benefit of Seller which relate to the Facilities.

“Employment Agreement” means any employment contract, consulting agreement, termination, retention or severance agreement, change of control agreement or any other agreement respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect to any current or former officer, employee or consultant.

“Environmental Laws” means the state and federal Laws relating to protection of surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air, pollution control, product registration and Hazardous Materials.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” means SunTrust Bank, NA.

“Escrow Agreement” means the Escrow Agreement dated as of the date of this Agreement by and among Seller, Purchaser, and the Escrow Agent, pursuant to which the Escrow Agent will hold the Due Diligence Payment.

“Experimental Procedure” means any human research project or study in which the data obtained are derived in any way through observation of, treatment of, manipulation of behavior of, or interviewing of, human subjects, except for the following: (a) gathering existing data in an anonymous form (e.g., review of existing medical records without recording identities of the subjects); (b) non-interventional observation of human behavior in a natural setting; (c) use of human tissues and specimens which are obtained for other purposes (e.g., anonymous use of tissues such as blood left over from clinical use); and (d) anonymous questionnaires which do not involve questions which, when answered, could lead to the identity of the subject; provided, however, that the exceptions described above are not applicable if they involve vulnerable populations, such as children, mentally or emotionally impaired subjects or prisoners.

“Financial Statements” means (a) the unaudited balance sheets of Seller at June 30, 2009, 2010, 2011, and 2012 and the unaudited statements of income and cash flows of Seller for each of the twelve-month periods then ended and (b) the unaudited balance sheet of Seller at August 31, 2012 and the unaudited statements of income and cash flows of Seller for the two month period then ended.

“FMLA” means the United States Family and Medical Leave Act and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States, consistently applied throughout the period(s) being measured.

“Governmental Entity” means any federal, state or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, substance, hazardous waste, petroleum or petroleum-derived substance or any constituent of any such substance or waste, in any such case the use, handling or disposal of which by Seller is governed by or subject to applicable Environmental Law.

“Healthcare Information Laws” means the federal and state laws relating to patient or individual healthcare information, including the Administrative Simplification requirements of the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, as amended, and any rules or regulations promulgated thereunder.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party.

“Intellectual Property” means the following: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) websites and internet domain name registrations; and (f) any other intellectual property and industrial property rights and assets, and rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

“Intellectual Property Assets” means the Intellectual Property owned by Seller and used in connection with the Business.

“Intellectual Property Licenses” means the licenses, sublicenses and other agreements by or through which other Persons, including Seller’s Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in connection with the Business.

“Intellectual Property Registrations” means the Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Inventory Deficit” means the amount by which the Inventory Value calculated in accordance with Section 3.3 is less than the Target Inventory Value; provided, however, that if the Inventory Value is not less than the Target Inventory Value by ten percent (10%) or more, there shall be deemed to be no Inventory Deficit for purposes of the Purchase Price adjustment.

“Inventory Surplus” means the amount by which the Inventory Value calculated in accordance with Section 3.3 exceeds the Target Inventory Value; provided, however, that if the Inventory Value does not exceed the Target Inventory Value by ten percent (10%) or more, there shall be deemed to be no Inventory Surplus for purposes of the Purchase Price adjustment.

“Inventory Value” means the book value of the Inventory of Seller determined in accordance with GAAP as verified as of the close of business of the day immediately preceding the Closing Date by the taking of a physical inventory of supplies, drugs, food, disposables, consumables, office and other supplies, spare, replacement and component parts, and other inventory property located at or stored at or on behalf of the Facilities that (a) are used or held for use solely in the operation of the Facilities, (b) are usable, not obsolete or expired, and have at all times been stored within the manufacturer’s storage parameters, and (c) are of the kind which Seller has used in the ordinary course of its operation of the Facilities during the twelve (12) months preceding the date of this Agreement, such physical Inventory to be conducted in accordance with Section 3.4(a) hereof.

“Knowledge” with respect to any Person means the facts actually known by (exclusive of any knowledge imputed to) the Responsible Officers of Such Person as such facts may exist as of the date hereof and as of the Closing Date, in each case after reasonable inquiry in light of the relevant circumstances.

“Labor Laws” means the Laws and governing labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including ERISA, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, the United States Age Discrimination in Employment Act, the United States Americans with Disabilities Act, FMLA, WARN, OSHA, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, the United States Fair Labor Standards Act, the United States Rehabilitation Act of 1973, applicable state workers’ compensation Law, and the applicable rules and regulations promulgated under all of the foregoing Laws.

“Laws” means all applicable statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, all Governmental Entities.

“Leased Real Property” means the parcels of real property used in connection with the Business of which Seller is the lessee (together with all fixtures and improvements thereon).

“Legal Dispute” means any action, suit or proceeding between or among the Parties and their respective Affiliates arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

“Licenses” means all licenses, permits (including environmental, construction and operation permits), franchises, certificates, certificates of need, accreditations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” mean all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is, or would reasonably be expected to be, materially adverse to the financial condition, results of operations, assets of Seller, the Business or the Assets taken as a whole, provided, however, that no fact, change, event, effect or occurrence to the extent arising out of, resulting from, or attributable to the following shall be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect has occurred: (i) general economic conditions; (ii) any changes in GAAP, applicable Law or regulation, or the interpretation thereof; (iii) the taking by Seller of any specific action at the request or direction of Purchaser; (iv) changes affecting the acute care hospital, physician clinic or home health industries generally, including any changes in the general level of profitability, reimbursement, prices of drugs, physician or nursing costs; or (v) any actions taken by Seller or any Affiliate of Seller that are required by this Agreement; provided that the fact, change, event, effect or occurrence described in the foregoing clauses (i) or (iv) is not, or would not reasonably be expected to be, materially disproportionately adverse to the financial condition, results of operations or Assets of Seller or the Business as compared to other persons engaged in the operation of hospitals similar to the Facilities.

“NLRB” means the United States National Labor Relations Board.

“Normalized EBITDA” means (i) net income before interest, income taxes, depreciation, amortization of Seller as determined in accordance with GAAP for each of the four fiscal years ended June 30, 2012; (ii) plus property and sales and use taxes, parent company management fees unrelated to the recurring operations of the Facilities, other costs and expenses that would not exist under the new ownership or which do not reflect recurring operations of the Facilities, other extraordinary expense items, and prior period revenue and expense adjustments, all as reflected in the GAAP financials of the Facilities; (iii) minus payments net of expenses for implementation of electronic health records under the American Reinvestment and Recovery Act, extraordinary revenue items in accordance with GAAP, and prior period revenue and expense adjustments, all as reflected in the GAAP financials of the Facilities and as documented by the accounting records underlying the preparation of the Guarantor’s annual reports on Form 10-K as filed with the Securities and Exchange Commission.

For purposes of this Agreement, the representation in Section 4.7(b) shall have been materially breached if average annual Normalized EBITDA is ten percent (10%) or more less than $2,460,000.

“OSHA” means the United States Occupational Safety and Health Administration.

“Permitted Liens” means (i) Liens for taxes not yet due and payable or being contested in good faith by appropriate procedures, (ii) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen or other like liens incurred in the ordinary course of business, (iv) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (v) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (x) interfere in any material respect with the present use of or occupancy of the affected parcel by Seller, (y) have more than an immaterial effect on the value thereof or its use or (z) would impair the ability of such parcel to be sold for its present use, and (vi) Liens referenced in Schedule 4.5.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Purchaser in connection with the transactions contemplated hereby.

“Purchaser Indemnified Parties” means Purchaser and its Affiliates, their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

“Replacement Lease” means the Lease dated as of July 25, 2012 by and between Dexter Community Regional Healthcare Foundation, as Lessor, and Purchaser.

“Responsible Officers of Purchaser” means chief executive officer (“CEO”) or chief financial officer (“CFO”) or chief operating officer (“COO”) of Purchaser.

“Responsible Officers of Seller” means Robert M. Thornton, Jr., Mark J. Stockslager and the CEO, CFO, Chief Nursing Officer and plant manager or chief engineer of Seller at the Facilities.

“Seller Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Seller or an Affiliate thereof in connection with the transactions contemplated hereby.

“Seller Indemnified Parties” means Seller, its Affiliates and their respective officers, directors, members, managers, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Seller’s Representative” means Robert M. Thornton, Jr. or his delegate.

“Special Liabilities” means (i) any negative settlement or adjustment, disallowance, overpayment, set off against future payments or reimbursement, or recoupment suffered by Purchaser during the Claims Period after the Closing Date arising from resulting from (x) any cost report filed with Medicare, Medicaid, TRICARE and other federal health care programs (collectively “Governmental Healthcare Programs”) for any period ending on or before the Closing Date, including any such cost report filed after the Closing Date for such prior periods by Seller or by Purchaser with written approval of Seller and (y) any demand for return of all or part of payments made in any period on or before the Closing Date by any Government Healthcare Program, whether by the Government Healthcare Program or a contractor (including any Medicare administrative contractor, Medicare program safeguard contractor, Medicare recovery audit contractor, or Medicaid recovery audit contractor) acting on behalf of a Government Healthcare Program plus (ii) any liabilities incurred by Purchaser during the Claims Period after the Closing Date arising out of facts which would constitute a breach of the representations set forth in Sections 4.14 or 4.15(a), such liabilities to be computed as if such representations were read as though they were not qualified by materiality or “Material Adverse Effect” minus and net of (iii) any positive settlement or adjustments, allowances, make-up of underpayments or gains under any Government Healthcare Program experienced by Purchaser, or to which Purchaser is entitled, during the Claims Period after the Closing Date related to any period on or prior to the Closing Date.

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges, including income, franchise, capital stock, real property, personal property, tangible, intangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and all other taxes of any kind for which Seller may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity for which Seller may have any liability.

“Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Termination Date” means the date prior to the Closing when this Agreement is terminated in accordance with Article IX.

“Treasury Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code.

“WARN” means the United States Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder.

(b)	Other Definitions. Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

Term	Section

Acquisition	Recitals
Acquired Competing Business	6.17
Agreement	Preamble
Arbitrator	3.4(b)
Assignment and Assumption Agreement	7.1(j)(ii)
Assumed Liabilities	2.4
Bernie Clinic	Recitals
Bill of Sale	7.1(j)(i)
Bloomfield Clinic	Recitals

Cap	10.5(b)
Competing Business	6.17
Confidentiality Agreement	11.12
Corporate Insurance Program	6.12(a)
Doctor’s Park	Recitals
Due Diligence Payment	3.2
EHR Funds	2.3(i)
Excluded Assets	2.3
Excluded Liabilities	2.5
Expiration Date	9.1(f)
FRA Program	2.3(h)
Facilities	Recitals
Family Clinic	Recitals
Guarantor	Preamble
Home Health	Recitals
Hospital	Recitals
Hospital Lease	2.2(a)
Indemnifying Party	10.3(a)
Inventory	2.2(b)
Landlord Consent	7.1(h)
Malden Clinic	Recitals
Management Agreement	6.16
Management Period	6.16
Non-Compete Area	6.17
Non-Compete Period	6.17
Paid Time Off Obligations	3.1
Parties	Preamble
Party	Preamble
Provider Agreements	2.2(g)
Potential Transferred Employees	6.10(a)
Purchase Price	3.1
Purchaser	Preamble
Purchaser Basket	10.5(a)
Purchaser Losses	10.1
Seller	Preamble
Seller Losses	10.2
Seller Schedules	6.9(a)
Seller’s Agent	4.29
Schedules Delivery Date	6.9(a)
Scheduled Due Diligence Expiration Date	6.9(a)
Tail Insurance	6.12(a)
Tangible Asset List	4.5
Transferred Employees	6.10(a)
Transition Patients	6.15(b)
Transition Patient Receivables	6.15(b)
Transition Patients Services	6.15(b)
Wal-Mart Clinic	Recitals

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